Exhibit 99.2
                             MARVEL ENTERPRISES, INC.
                              First Quarter Results

                                   May 6, 2003
                                   10:00 am ET

Operator:         Ladies and gentlemen, thank you for  standing  by.  Welcome to the Marvel Enterprises, Inc. First Quarter Results conference call.

                  During the presentation, all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. At that time if you have a question, please press the one followed by the four on your telephone. As a reminder, this conference is being recorded Tuesday, May 6th, 2003.

                  I would now like to turn the conference over to Allen Lipson, President and Chief Executive Officer. Please go ahead, sir.

Allen Lipson:     Thank you. Welcome to Marvel's first quarter conference call.

                  On the call with me today are Ken West, our CFO; Avi Arad, CEO of Marvel Studios; Bill Jemas, Marvel's Chief Operating Officer and head of Licensing and Publishing; and Alan Fine, head of our Toy Operations also responsible for overseeing our major toy licensee.



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                  On today's call, Ken West will provide a brief overview of our financial results and operations for the first quarter of 2003, as well as update financial guidance for Q2 and the full year. Avi Arad will then have a few comments on the upcoming film projects, and then I'll make a few remarks. We will make our comments as concise as possible in order to allow sufficient time in Q&A.

                  Before we get to the heart of the call, Matt Finick, the head of Investor Relations for the Company, will present a few cautionary comments.

Matt Finnick:     Thank you.

                  Certain statements that the Company will make on this phone call and Webcast are forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, goals, objectives, expectations, intentions, and financial guidance. Participants on this phone call and Webcast are cautioned that while the forward-looking statements reflect the Company's good faith beliefs, they are not guarantees of future performance and involve known and unknown risks and uncertainties, and the Company's actual results could differ materially from those discussed on this phone call.

                  Certain of these factors that could cause or contribute to such differences are described in today's news announcement and the Company's filings



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                  with the  Securities  &  Exchange  Commission,  including  the
                  Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Also today's call and Webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in the press release that was issued this morning. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

                  Thank you.

Allen Lipson:     Thanks,  Matt.  I'd now like to turn the call over to our CFO,
                  Ken West, for a review of the quarterly financials. Ken?

Ken West:         Thank you, Allen.  Good morning.

                  We have ever-improving results to discuss, but I'll try to only touch upon the highlights of our earnings release that went out this morning.

                  Net sales this first quarter increased over 50% to $87 million, and net income improved from a loss of $3.8 million in the first quarter of last year to $42 million of net income in the first quarter of the current year, and earnings per share rose from a



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                  loss of $0.23 last year first quarter to this quarter of $0.57 per share.

                  Our first quarter results include the benefits of certain license agreements closed in the first quarter, which were originally anticipated for the second half of 2003. Another measure of our financial performance, which we call EBIDTA, or earnings before interest, taxes, depreciation, and amortization, rose to over $55 million in this first quarter from a level of $10 million last year first quarter. As EBIDTA is a non-GAAP measure but widely used in the entertainment industry, we have provided a reconciliation to GAAP in a table on Page 8 of this morning's quarter one earnings release.

                  As far as highlights of the first quarter, a significant driver of our first quarter results was our continued focus on licensing as our primary form of business. Results in our Licensing Division include substantial royalty contributions from both video games and licensed toy sales, principally those related to The Hulk toys.

                  In our Publishing Division, a more than 140% increase in the sales of graphic novels, or what we refer to as trade paperbacks, offset an approximately 14% decline in sales of our comic books, as we have terminated several series which were not sufficiently profitable. We expect that as we introduce new comic book series to replace



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                  several of the  lesser-known  titles that we  cancelled in the first quarter, we will begin to reverse the quarter one trend for comic book sales soon. Also we expect to continue similar quarterly growth in our trade paperback business throughout the year.

                  Sales in our Toy Division were down, as anticipated, as sales of action figures and accessories based on Spider-Man: The Movie declined to approximately $8.4 million in this most recent quarter from approximately $18.1 million a year ago. As we have previously announced, sales of action figures and accessories based on the Marvel character universe, other than Spider-Man: The Movie toy lines, continued to be recorded as royalty income in our Licensing Division owing to a license agreement we entered in mid-2001.

                  During the quarter, we also successfully completed the forced conversion of the remaining 3.3 million shares of redeemable exchangeable convertible preferred stock, eliminating future preferred dividend charges. Accordingly, the Company's capital structure has been further strengthened and simplified to consist of 151 million of 12% senior notes and solely common stock. Reflecting the convertible preferred conversion and certain warrant exercises, our issues in outstanding common share accounts has now been increased to 65.1 million, and our forecast for the remainder of 2003 include a



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                  weighted  average  diluted  share  count of approximately 75.8 million shares.

                  Reflecting continuing strong free cash flows, net debt declined from $97.3 million at December 31, 2002 to $66.3 million at March 31, 2003, and as of March 31, 2003 our cash position approximated $85 million and is presently in excess of $100 million.

                  Net operating loss - federal net operating losses - amount to approximately $102 million, including approximately $21 million of acquired operating loss carry forwards. Based upon our initial forecast, we expect to fully utilize our federal net operating loss carry-forwards by early 2004, which is slightly earlier than previously anticipated.

                  Now for guidance for the second quarter. Revenues are anticipated to decline from the year ago figure due principally to lower anticipated Spider-Man: Movie toy sales, but net income is anticipated to rise from $8.4 million in the second quarter of last year to a range of $19 million to $23 million in the second quarter of the current year, a large share of which is related to Hulk merchandise licenses. Earnings per share anticipated in the range of $0.25 to $0.30, which compares to $0.10 per share last year.

                  With respect to the full year guidance, our first quarter results and forecast for the second quarter



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                  reflect a  significant  shift in license  revenue and earnings into early '03 from what was previously expected in the second half of 2003. On the whole, we now anticipate full-year EBIDTA to reach a range between $110 million and $120 million, and net income is expected to increase to a range of $74 million to $82 million versus net income last year of $22.6 million or a range now forecast for the year of $0.96 to $1.07 per share versus a per share loss that was recognized in 2002 of $1.18, including various one-time charges.

                  Cash, taxes, and capital expenditures are continued to be forecast in the range of approximately $2 to $3 million each for 2003. Also anticipated continued utilization of our net operating losses, our full-year 2003 guidance includes a full-year tax rate of approximately 16%. Free cash flow is forecast at $80 million to $90 million, compared to $83 million free cash flow generated last year, principally due to anticipated growth in licensing receivables.

                  And as far as Investor Relations, two firms, Bear Stearns and Southwest Securities, have recently initiated coverage on Marvel, raising the number of institutions that follow our stock to approximately four.

                  In addition, we have recently hired  Matt Finick,   previously
                  the analyst at Thomas Weisel Partners who



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                  covered Marvel, as well as the interactive gaming industry, to head our internal Investor Relations group, as well as to work closely as an analyst in our Finance Department. Given Matt's in-depth knowledge of the Company, he has quickly become a direct contact with most of our analysts and investors. Matt's presence should provide members of our senior management with more time to focus on issues that are directly tied to our financial performance as our schedules have been increasingly
                  stretched  to   accommodate   our  growing  base  of  investor
                  interest.

                  Allen, thank you.

Allen Lipson:     Thanks, Ken.

                  I'd like to now ask Avi Arad, CEO of Marvel Studios, for a few comments on the upcoming film projects.

Avi Arad:         Good morning.

                  It's been a great weekend. Our numbers on X-Men obviously are terrific. Internationally, so far the trackings are just about double the previous movie, so things are looking really exciting. Just as bragging rights, this is the sixth consecutive Marvel movie to open as number one at box office.

                  I'm pretty comfortable that Hulk will continue this chain. Hulk is coming in June 20th. It's a huge



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                  promotion.  I don't  know if  anybody  got the LA  Times  this
                  Sunday. It was really heart warming to see a whole page with nothing but Hulk tie-in promotions and so on. We now got exit interviews from X-Men where The Hulk trailer is being shown and the reaction is terrific.

                  As a side point on X-Men, we are realizing something that we started to see with Spider-Man, that the Marvel brand actually gets its own reaction in the movie house. People clap their hands and exit polls for Fox showed 40% female - over 40% female - so we now reach - we just make movies for everybody, and that's a great victory for us.

                  So next for us is going to be Hulk coming June 20th, and it's going to be something very special. We are in the middle filming Spider-Man II to be released on July 2nd 2004. We are feverishly working on Fantastic Four with Fox. What we are trying to do is a November 2004, November 4, 2004, the Fantastic Four. It sounds good, so why not?

                  Blade 3 is happening. We're extremely excited about our first venture with Artisan, which is a favorable deal for us, and it's the movie The Punisher. We have an actor, we have a director, and there will be a couple of announcements probably this week, which will be exciting for all of us, and that's getting going.



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                  We  are  in  scripting,  which  is  the  first  wave,  advance scripting, of six other major projects, three of which are extremely toy driving properties, such as the Fantastic Four, Submariner, which can be explained as Star Wars underwater, and Iron Man with New Line, which is sort of an American James Bond, and many other things in development.

                  So that's basically in a nutshell, the big projects, and we continue, especially now. It should be a fun year.

Allen Lipson:     Thanks, Avi.

                  As you have seen in our press release, and in Ken and Avi's comments. Marvel continues to benefit from our transformation into a licensing-based entertainment company.

                  What I'd like to do now is provide some comments on a few topics we are frequently asked about, as well as some other developments that were announced for the first time in our news release.

                  As obvious from our announced Q1 results and the new guidance for 2003, our strategy is working and working extremely well. Film, video game, and comic book entertainment formats are proving their ability to create broad consumer awareness and demand, fueling exposures for Marvel's characters in retail sales. The results of these efforts are that our



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                  entertainment   project   pipeline   continues  to  grow,  the
                  diversity of characters being utilized is expanding, which in turn creates increased opportunities. Our low risk formula is working, and we have no intention of changing it.

                  We will also continue to focus on free cash flow generation in order to have the ability of calling our senior notes in mid 2004 for cash or cash and some lower rate borrowings. Our divisions continue to perform well, as we move to optimize their performance.

                  Licensing continues to demonstrate the power of this business model, which monetizes the value of our character library. Going forward we will work to expand our base of licensing categories, the base of characters we are actively marketing, as well as expanding into international territories where we see tremendous potential.

                  As our movies generate one half of their revenue outside North America, we believe that it is not inappropriate target for licensing in the coming years. Currently, less than 10% of our merchandise licensing comes from foreign markets, and we anticipate that this will increase in the future.

                  As recently announced, we have also increased our Legal Department to better handle the growing level of contract activity, as well as the inevitable



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                  litigation required to protect our brands and copyrights.

                  With respect to comics, Q1, particularly the first part of the quarter, was a period of pruning, as we eliminated low margin comic series or those whose sales were not sufficient to offset their fixed cost. By the end of the first quarter, we had replaced all of the eliminated titles, and we fully anticipate that comic book sales will be back up for Q2 and for the rest of the year. The strength of the Publishing Division was evidenced by achieving a 34% increase in EBIDTA on a 4% overall sales increase.

                  With respect to toys, our strategy to license out much of our toy effort is working better than expected. We eliminated much of the financial and inventory risk, at the same time, as we have retained a very significant participation in the toy line success. As we had previously disclosed, in Q2 2003 we will terminate operations of the Spectra Kite Division, and we do not expect any material impact on our results for this year as a result of that.

                  Lastly, we announced today that some of our officers and directors intended to sell shares in the coming quarterly window and/or through the remainder of the year, subject to the 10B5-1 Plans. We are aware of the scrutiny such actions
                  received   and  wanted  to



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                  ensure that we have properly  communicated  these sales to our investors well in advance of their commencement.

                  While these shares represent a little more than a third of the selling stockholders holdings, we believe the fact that they are continuing to hold approximately two-thirds of the share and option positions are a more telling commentary on our true optimism for Marvel's long-term future. Details of every sale, of course, will be made via the filings of the SEC Form-4s and of the actual 10B5-1 Plans, themselves. We do not, however, intend to provide additional details on selling shareholders on this call.

                  As we commented in the release, the option programs and shareholdings are viewed by many of our officers and directors as key components of their long-term retirement plans, since Marvel does not provide any profit or profit sharing plan for these individuals. Diversification in a mix of asset classes is a necessary strategy and insiders are merely following such strategy, at the same time they are finally realizing the financial benefit and the very hard work that it has taken to transform this company since it emerged from bankruptcy.

                  We will now open the session to questions.



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Operator:         Thank you. Ladies and gentlemen, if you would like to register a question, please press the one followed the four on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one followed by the three. If you are using a speaker-phone, please lift your handset before entering your request. One moment please for the first question.

                  Our first question will come from the line of Arvind Bhatia with Southwest Securities. Please go ahead.

Arvind Bhatia:    Good morning, guys, and congratulations on a great quarter.

Allen Lipson:     Thank you.

Arvind Bhatia:    Okay, as I look at your guidance, I guess the first question I have is, I know you want to be conservative, but it just seems overly conservative for the second half of the year. Do you want to comment on that first?

                  And then on the EBIDTA margin side, as I look at each of your divisions, the EBIDTA margins have gone up significantly. I wonder if you could comment on, you know, is that more of a gross margin issue, or you guys are working on the cost side more. What sort of went into that significant increase in each of the divisions?



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Ken West:         Arvind, this is Ken.  Thank you for both of those questions.

                  Let me just address the second question first, and that specifically is that the margin improvement of EBIDTA to revenue is really a function of both cost consciousness, which we're always focusing on, but also in the sense of the mix of revenue and the margins associated with each.

                  Licensing is becoming a greater component of our revenue drivers, and as a result with the very high margin elements associated with licensing, it draws to improve the EBIDTA margin to sales across the board.

                  As far as your first question, we have been known and created a consistent record of trying to forecast as best we can with an air towards conservatism, and we believe we're applying the same thing at the present time, and as we get greater visibility through the remainder of the year, we will make adjustments accordingly.

Arvind Bhatia:    Okay,  on the comic  book  side,  do you have  numbers  on the market share data?

Bill Jemas:       It's Bill Jemas.  How are you doing, guys?



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                  My recollection is as of the last reporting  period within the comic book business - let me just back up a little bit. There's one major comic book distributor, Diamond Comic Distributors. They do release market share numbers on actual sales data, and as of the last report, Marvel was roughly 39% of the unit, and somewhat less in terms of dollar share.

                  With respect to the other classes of trade, the information is not generally available for the public, but it is relatively consistent with those numbers.

Arvind Bhatia:    Do you have the numbers how that compares to December?

Bill Jemas:       Oh, how market  share  compares to  December,  no I don't have that off the top of my head.

Arvind Bhatia:    Okay,  then on the toy side,  the $22 million in revenue  this quarter, I think you said $8 million came from Spider-Man.  If
                  I look at Spectra, I assume about a $5 million-type number on that. There's a balance of $9 million. I wonder if you can comment on where that came from?

Ken West:         You're   right  in  the  sense   that  the   balance   of  the
                  non-Spider-Man movie toy sales were relates to Spectra sales, but also Lord of the Rings, so without disclosing the individual details of those



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                  two components,  those are what make up the balance of the toy revenue recorded in the first quarter.

Arvind Bhatia:    Okay, for the second quarter, should we expect any income from joint venture?

Ken West:         A small  element of joint venture in  merchandising  income is anticipated, but as I mentioned, it is a small element.

Arvind Bhatia:    Got it. Okay, and I guess  previously  you've talked about how only 10% of the EBIDTA for this year will likely come from the three movies or the box office portion of that. Is there any change in your thinking there, when we look at your new guidance?

Ken West:         No, in fact,  we're  consistent with that original thought and that's implicit in our forecast. We're very happy with the box office results to date, but the timing, however, is such that a majority of our take on those movies that are coming out in 2003 will most likely inure to our benefit in 2004.

Arvind Bhatia:    So you're still looking at about 10%-type contribution?

Ken West:         A little bit less.  Yes, we only said it was within 10% of our
                  EBIDTA contribution.



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Arvind Bhatia:    Okay,  and  last  question,  and I'll  let  somebody  else ask questions. The licensing percentage of your total revenue this year, should we look at the first quarter and extrapolate that for the balance of the year?

Allen Lipson:     What do you mean by extrapolate?

Arvind Bhatia:    Well,  you have about 57% of your revenue this quarter  coming from licensing. Would that be the mix for the balance of the year as well?

Ken West:         Yes, they're similar comparisons for the future.

Allen Lipson:     Right.

Ken West:         Similar.

Arvind Bhatia:    Okay. Thanks, guys, and congratulations again.

Allen Lipson:     Thank you.

Ken West:         Thank you.

Operator:         Our next question will come from the line of Robert Routh with
                  Natexis Bleichroder. Please go ahead.

Robert Routh:     Hey,  good  morning.  Great  quarter,  guys. A few quick ones.
                  First, I'm wondering if you could give us any update on the status of the various litigations you guys are involved in - the Sony



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                  suit,  the Simon  suit,  and Stan Lee - or has  there  been no movement there, or nothing you can say?

                  And second, given that some senior officers are selling stock, which makes sense given the compensation structure, I'm wondering if you can give us any feeling as to what Ike Perlmutter's intentions are with respect to his holdings, and whether he intends to continue to hold the shares, or whether we may see in the future him selling stock as well?

                  And finally, I'm wondering if you could comment on whether SARS has had any impact at all on Toy Biz Worldwide, considering that a lot of the toys are made over there, and whether or not you had considered that as far as, you know, future sales.

Allen Lipson:     First,  let me comment in response  to your first  question on the litigation. Really nothing new has happened in any of that. The Sony suit is just beginning. It's just at the formative stages, and really nothing has occurred in any of the suits since the last call we've had.

                  With respect to Ike Perlmutter and any planned sales, as far as I know, right now there's nothing - he has nothing planned, as far as I know, with respect to any sales.

                  As far as the SARS, Alan?

Alan Fine:        Good morning. It's Alan Fine.

                  Thankfully we haven't had a single reported case of SARS in any of the factories that we contract manufacture with. Most of the problems have been a bit further north, and also south in the Quanzhou/Dunhuang areas. The factories have put in all kinds of precautionary measures. As some of you know, they provide room and board for their workers, and they're not allowed to leave the premises, so in a way, it's somewhat of a self-imposed quarantine.

                  They have medical facilities on site. All the workers are wearing masks. They're forced to wash their hands frequently during the day. The factories even take the workers temperatures twice a day. They disinfect the premises, the working floors, the living quarters everyday, so they've put in all these disciplines. They take it very serious, even before the Chinese Premier who recently basically told officials at all levels that they had to work as hard as possible to contain the disease and find solutions or face harsh punishment. As you know, it's little bit different culture over there.

                  So we, you know, like I said, thankfully, no problem so far, and you know as far as our toy business is concerned, we always have an eye towards forecasting that conservatively.

Robert Routh:     Great and two follow-ups. Given that your film slate, it looks like  '04 in  terms  of from  Marvel's  perspective  could  be materially  better than '03,  given the structure of the deals
                  and   Spider-Man  II,  I'm  wondering  that  now  that  you've
                  increased guidance for EBIDTA for 2003, if you can give us a sense as to whether we'll still see some growth over that number going into '04, based on what you guys are seeing internally?

                  And the second question is on the last conference call, you had mentioned that you were considering looking at other types of intellectual property acquisitions. I'm wondering if you can give us an update on have you found anything right now, or are you just so busy with X-Men and Hulk that you're just focusing on the core businesses.

Allen Lipson:     With  respect  to  the  last  question,  no we are  focused  -
                  exactly, we are focusing on the core business characters expanding what we have right now and mining what we have right now.

                  I think we have said in the past that the acquisition of additional intellectual properties would be looked at after, our primary concern right now is building up cash for the retirement of the notes.

                  With respect to the '04, we really have not looked at it or forecasted it at all. We need better - you know, we still need some more information before we have that in terms of timing of releases next year of films and other projects that are in the works, but we really haven't looked at it at all, even internally in any way.

Robert Routh:     Okay, great. Thank you very much.

Allen Lipson:     You're welcome.

Operator:         Our next  question  will come from the line of Joe Garner with
                  Emerald Asset Management. Please go ahead.

Joe Garner:       Good morning.  Congratulations.

Allen Lipson:     Thank you.

Joe Garner:       First question,  Allen, I was wondering if you could talk more about the international licensing efforts,  particularly given
                  the  huge   success   you  had  with  X2  over  the   weekend,
                  internationally it would definitely seem like the market is there. Can you talk a little bit more about some of the efforts and will you be able to capture any of those opportunities with X2 and Hulk this year?

Bill Jemas:       Sure.  This is Bill Jemas  again.  The bright star here is The
                  Hulk  internationally  has been a very,
                  very strong sell-in in terms of the minimum guarantees that we've gotten from licensees all over the world, and in terms of their initial product shippings, all signs are very strong.
                  Spider-Man was a surprise success for the international marketplace. Hulk is no surprise, we have a significant amount of support over there. X2 not nearly as strong, but we have no doubt that the X3 licensing program will put the property fully back on it's feet as a first class merchandising property.

Joe Garner:       Given what you've  been doing with Hulk then,  would you - you know, how would you expect that international percentage to move up? I mean I think the comment earlier was 10% or less, and it sounded like the goal was to get towards 40. I'm just trying to get a sense of how much of an impact you think you can have with Hulk.

Ken West:         That's a very good  question.  I don't  have an answer for you right now.

Allen Lipson:     The other thing we are doing is we are looking at a process of revamping our entire foreign agent network on licensing representation. We are looking to beef up and bring in house certain expertise in terms of people to oversee licensing - specifically to oversee the international licensing efforts.

Joe Garner:       Okay.

Allen Lipson:     And that is in the works right this minute.

Joe Garner:       Okay,  great,  and then on the  publishing  side, can you talk about that a little bit more in terms of what perhaps the growth was of the existing titles there, if you took out the effect of the titles that were removed in the quarter? I'm just trying to get a sense of what maybe that core revenue growth rate was.

                  And if you could talk a little bit, as well, about growth by channel. You mentioned in the press release sort of the resurgence of the comic book market. Are you seeing that coming primarily through the new channels such as the book stores or are you seeing some of that, as well, coming through the traditional channels?

Bill Jemas:       Well, the best news is the latter points that you raised.  The book store business is growing by leaps and bounds. That piece of business is extremely encouraging because what book stores take is essentially repurposed content. The monthly comic books are compiled into graphic novels, and sold through the book store channels. That's one of the reason's why the EBIDTA growth is so strong.

                  It's also the place we think that we are going to be able to attract new readers. If you follow that marketplace, you saw some significant displays of

                  DareDevil and X-Men graphic novels out at retailers. We've seen some success with things like Marvel encyclopedias. We're soon to ship a role playing game. That general repurposing of content that was created for the one comic book market has been a very positive trend.

                  With respect to the comic book business overall, generally speaking, there was a free fall two or three years ago. By in large, the retailers are healthy. They were a lot healthier on things like Pokemon cards two years ago. Now they're healthy on comic books, which is an encouraging sign, and the community sort of has gotten together for major promotions. This is the second year in a row that we've run a free comic book day adjacent to a Marvel release. We expect to have another one next year with respect to the - adjacent - to the Spider-Man release, and in the New York marketplace - at least
                  - the New York Post - did a free giveaway of several hundred thousand comic books in their newsstand edition.

                  So what we have is a generally, overall positive trend towards comic book readership and new classes of trade, stabilization, and somewhat more modest growth in the comic book marketplace.

                  What we did on the title count is we just basically churned less profitable titles for new launches of more profitable titles, and virtually everything that we've launched has some potential to become - either supplement the, you know, kind of materials that Avi and the people on the West Coast use for movies, or to become independent properties in and of themselves. There's a couple of very good new titles. One that comes to the top of my mind is Runaway, another one is the Sentinel, things that have got very good quality work that has the potential for television and movies.

                  So even though we're not out there acquiring and picking up properties, we do use the - you know, I think everybody hear winces when you say comic books is R&D, because it's a profit center for us, but we don't ignore the fact that comic books are a great place to create software for other media.

Joe Garner:       Sure.  Can you talk a little  bit  about the  EBIDTA  increase there, as well? You mentioned that the growth of the trade paperbacks may be driving that. Are there any other drivers?
                  And then what further expansion potential do you see there? Is it just a function of see more growth into trade paperbacks, as that will grow that going forward?

Bill Jemas:       I would  say that the  primary  contributor  to the  increased
                  EBIDTA are the trade  paperbacks.  The other side of that coin is we - in the  past,  if we had -  major  titles,  our  major
                  selling  titles   throughout  the  comic  book  and  bookstore
                  marketplace are the Ultimate's titles.

                  Historically, we would have done 11 or 12 Ultimates comic books per year per title, so there would be 11 or 12 Ultimate Spider-Man and 11 or 12 Ultimate X-Men. We've increased that output to between 14 and 18 titles per year against everything that could become a graphic novel. So rather than having a dozen Ultimate Spider-Man titles a year that generate two graphic novels, we'll have 18 to 24 Ultimate Spider-Mans this year that will generate three to four graphic novels.

                  It was really a  logistical  nightmare  that we have down to a logistical science right now, and that does drive the efficiency because we have more of our top selling titles, and those top selling titles are the best when they get converted into graphic novels.

Joe Garner:       Okay,  then a final  question.  I'm wondering if there are any comments or significant developments you could make in terms of demand you're seeing on the movie or TV production side, particularly given the success that you've had in this past several months with DareDevil and X2. Are you seeing either changes in demand or perhaps seeing more favorable terms coming your direction?

Allen Lipson:     Avi?

Avi Arad:         Well, this is trend that started a while ago, and as you know, we were  able to  better  our old  deals and our new deals are very good,  and I believe  we'll be able to improve upon them.
                  The demand for our properties continue. Before I gave you some of the  properties  in more advanced  stages.  We have pending
                  deals  right  now  basically  with  every  studio,   with  the
                  exception of Disney - Disney itself - we have deals with Dimension, and we are just very careful moving through the things and balancing our properties so they're different and varied.

                  We are attracting famous directors and top, top-notch writers that what we are really spending our time is creating a talent pool for our movies. What's happening because of our success, and people in the business that are seeing what's happening with Spider-Man II, which is bigger and better. It's an amazing movie, and a lot of people come to the set, especially when we are in New York.

                  So we now have this incredible opportunity of the top talent in the business coming to the office and looking for something to do, and we will find things for them to do. Our television initiative, you're just starting to see it, but our plan over the next two years is to be very aggressive in television, live action television, and we have offers from large TV organizations who want to tie in with us, and we are going to look at it very carefully, a strategy of working with the whole world and opening this palette. Let eight studios be our clients. Let all networks and cable be our clients.

                  So we are really in a renaissance, and the most important part of the renaissance that we get calls from the best talent in the business saying, all my life I wanted to do something, and what can we do together, and you'll hear a lot more about it.

Joe Garner: Okay, and one final question in the film area. This is the first time, at least that I can recall, that Fantastic Four had at least a year assigned to it. Can you talk a little bit about the terms of that particular film and how that may compare to some of the recent films like Spider-Man, X2, etc.?

Avi Arad:         Well,  Allen,  why don't you take this?  The legal side of our lives.

Allen Lipson:     Fantastic  Four actually is a - we've been able to renegotiate the Fantastic Four deal to the point where it is now getting to be basically a gross participation deal, so it is in the level - I'm not saying percentage level necessarily - but it's a good deal now. We've been able to renegotiate that, as a result of...

Avi Arad:         Both  Fantastic  Four and Silver Surfer that very,  very soon, you'll all hear things about it. We were able to move into gross participation dollar one deals.

Joe Garner:       Congratulations.  Thank you very much.

Avi Arad:         Thank you.

Operator:         Our next  question  will  come from the line of Glen Reid with
                  Bear Stearns. Please go ahead.

Glen Reid:        Hi. Good  morning.  Most of my questions  have been  answered, but...

Ken West:         That's what we like.

Glen Reid:        Yeah, going back to the '04 guidance question, I know you guys are reluctant to, you know, get real specific, but if you could just maybe give us a sense for what you're sort of broader outlook is in terms of earnings growth potential, that would be helpful. Thanks.

Ken West:         Glen, I really think that,  although  we're serious about what we stated before, we really have not put paper to pencil - or you know, whatever the comment is - pen to paper to really put together the flow of information that's necessary to give you a feel for what the growth may be. We don't want to be premature, and that's a project that we have slated for the near future.

Glen Reid:        Okay, thanks.

Allen Lipson:     Sure.

Operator:         Our next  question will come from the line of John Taylor with
                  Arcadia. Please go ahead.

John Taylor:      Good morning.  My congratulations, too.

Allen Lipson:     Thank you.

John Taylor:      I've got a couple of questions.  One, on the  licensing  side, could  you give us a sense of how much of that  came  from Toy
                  Biz Worldwide and was it all cash?

                  Second question is are The Hulk products - how much of the Hulk product line is available in Europe or worldwide day and date with the movie openings?

                  And the third question is with regard to the Sony suit, at what point is there a drop dead date or is there a date beyond which a lack of resolution of the Sony distribution deal for Spidy II and that whole relationship becomes a potential threat to a July movie release? Thanks.

Allen Lipson:     Let me take the last  first.  We have said  publicly  and very specifically that the Sony suit will have absolutely no effect
                  whatsoever  upon   Spider-Man  II,  the  production,   or  the
                  distribution, showing, and release of that film. It will have no effect whatsoever.

                  What we are talking about would be what happens after Spider-Man II comes out as a result of the suit, but again, Spider-Man II will not be affected in any way shape or form, nor will any of the licensing associated with it be affected by the current lawsuit.

John  Taylor:     So the  terms of the deal  with Sony for Spidy II would not be affected if the outcome were in your favor?

Allen Lipson:     It would not be affected.

John Taylor:      Okay, so it is beyond Spidy II?

Allen Lipson:     Yes, it's looking to beyond, what occurs after that.

John Taylor:      Okay, that answers that thing.

Allen Lipson:     Okay.

Ken West:         The first question is related to Toy Biz Worldwide?

John Taylor:      Yeah.

Ken West:         Could you repeat that?  I'm sorry.

John Taylor:      Yeah, the licensing revenue,  what percentage of total - since you book,  you know,  your revenue from
                  them, as I understand it, under licensing - how much of the licensing came from Toy Biz Worldwide, and was that all cash or not?

Ken West:         Well,  typically we're not in a position to actually  quantify and disclose  any  individual  participation  from any - we'll give  classes in the 10-Q and the types of licenses  that have been  generated in the Q, but we're not giving any specific on
                  any  one  individual  licensee.   However,  we  are  receiving
                  currently new cash from Toy Biz Worldwide associated with those toy royalties.

John Taylor:      Okay,  that's  helpful.  Thanks.  And  then  what was my third question?

Bill Jemas:       It was international - Hulk international.

John Taylor:      Yeah, the deal.

Bill Jemas:       Well,   let  me  first   start  with  the   caveat   that  our
                  international reporting sources are not really as reliable as our domestic, but the encouraging news is that by in large our agents are reporting that their licensees are prepared to get products out there day and date with the movie release schedule, so we're encouraged, but it's not nearly as reliable as the U.S. information.

John  Taylor:     Okay,  let me  sneak  one  more in  there.  Can you give us an update on the Massively  Multiplayer Game from

                  Vivendi, or any of what you're hearing from them in terms of where they are in terms of getting that going?

Bill Jemas:       Yeah, that's a very, very important project for us, and with a handful of people in our creative and legal side, I'm handing that personally. We don't have a launch date planned, but we have significant development in terms of the concept for the game, and Vivendi Universal has a very short list now of potential developers.

John Taylor:      Okay, thank you.

Operator:         Our next question  will come from the line of Stewart  Halpern with RBC Capital Markets.

Stewart Halpern:  Okay, great.  Thank you. Three questions.  First on licensing, based on the wording in the release, would it be fair to conclude that the video game license would be the biggest contributor to the $40 million year-over-year increase in licensing revenues?

                  Secondly, in terms of the new comic book titles, are there any differentiating characteristics of the new titles? For example, you're looking to expand the demographics of the traditional super hero base.

                  And the just thirdly to follow up on John's question about Vivendi Universal games and the Massively

                  Multiplayer Game, you know, there's - obviously Vivendi is looking to sell its entertainment businesses. Is there anything in that deal whereby a change of control at Vivendi Universal would give you those rights back? Thanks.

Ken West:         Specifically,  the first question you raised in regards to the
                  materiality  of  in  the  first  quarter   licensing   revenue
                  recognition associated with the video game, it was the one deal with Activision was a major contributing element of our first quarter improvement over last year's first quarter, without specifically quantifying the exact amount.

Stewart Halpern:  Okay.

Bill Jemas:       Okay,  then - they were all good  questions - then new titles.
                  I'm always a little - I'm blushing when I talk about comic books. Our new wave of comic books, we entitled Tsunami, Japanese for tidal wave. Most of the new books are intended to hit a younger demographic. They're all written in that very popular, manga-story, telling title that seems to have found a marketplace with teenage girls.

                  Our very happy surprise is that they've sold extremely well into the relatively male marketplace of comic book shops, but the retailers who buy both manga and graphic novels are very enthusiastic about what they've seen so far.

                  So again we have our eye on the ball, which is long-term swirls of new readers, and that's going to come from kids, and our initial sense is that parents and kids buying at bookstores.

Allen Lipson:     With  respect to your  question  on the  massive  multiplayer, while we cannot comment on, and we normally don't comment on specific contracts or the provisions in the contracts, we can say - and often because it's confidentiality agreements within the contracts - we can say that that issue was specifically considered and negotiated at the time of the signing of the license agreement. We were very conscious of that, you know, as a potential at the time, and it was taken care of in the license agreement, at least to our satisfaction.

Stewart Halpern:  Okay,  then to raise it to the level of the more  theoretical, is there...

{Crosstalk}

Stewart Halpern:  as you're  trying to do.  Would you  characterize  it in broad terms that it would be a typical part of such deal or an unusual part of such deal to actually have a change of control trigger reversion of rights?

Allen Lipson:     Actually, it will depend upon the license agreement. It really does. I can't make a very - I can't make a flat statement one way or the other.

                  It depends upon the type of agreement you're talking about. It depends upon the property. It depends upon the amount of investment, and so on and so forth.

                  The only thing I can say is that in this agreement, again, it was specifically considered and it was resolved to our satisfaction at the time.

Stewart Halpern:  Got you.  Okay, thanks for your help.

Allen Lipson:     Sure.

Operator:         Our last question today will come from the line of Phil Fisher with Trafelet. Please go ahead.

Phil Fisher:      Hi there. Great quarter.  I've got a couple questions for you.
                  First of all, could you review why these gross participation deals are so much more attractive than your older deals? Just a quick thumbnail sketch.

Allen Lipson:     Very simple.  Gross  participation  deals in effect are like a simple  license  agreement.  You don't subtract of goods sold.
                  The  original   agreements   that  they  are   replacing   are
                  euphemistically called Hollywood accounting deals where the likelihood you will ever see anything from the back end is not remote, but almost impossible, and so it's like night and day.
                  Gross participation is, as Avi likes
                  to say, is the top of the food chain. You can't get a better deal from Hollywood.

Avi Arad:         It's usually reserved for movie stars that the feeling is that the movie star opens the movie and therefore it's worth. You look at it as if the revenue in the movie is 10 bucks, and you're guaranteed to get a piece of the 10 bucks before anything comes out of it, and that's top of the food chain.
                  It's for the Cruises and the Hanks and the Marvels.

Phil Fisher:      Can you  give us a range  of  what  percentage  of the  ticket you'll be getting?

Allen Lipson:     The range,  as we have said,  runs anywhere  between 2% to 7%, depending upon - and it depends upon the deal. It depends upon
                  - and it's totally negotiated, but remember something. To make it very clear. We're not talking about box office, because obviously it's revenues that the studio receives, and the studio does not receive 100% of the box office.

Phil Fisher:      Right, okay and...

Allen Lipson:     Between 2% to 7% approximate.

Phil Fisher:      Okay,  and did I see  also  that  Peter  Cuneo  had  exercised options to buy another 300,000 shares, the ex-CEO? Is that correct?

Allen Lipson:     Yeah, he filed a Form 4 on that, absolutely.

Phil Fisher:      Okay,  and for '04 I know you're not  talking  about what your projections are but can you talk a little bit about the impact of calling the debt and how much in interest expense you'll save from that alone?

Ken West:         Yes,  upon an annual  basis,  the $151 million of senior notes cost us a little bit more than $18 million a year in cash interest expense. To the extent that that is liquidated, we will have that amount of P&L and cash savings.

Phil Fisher:      Okay, great.

Ken West:         Annually.

Phil Fisher:      And in terms of your  international toy expansion plans, could you sign a deal with a company other than Toy Biz Worldwide, or are they, as part of the deal, they get all international distribution as well?


Allen Lipson:     It's primarily action figures and  accessories.  Not all toys, first, that Toy Biz Worldwide has, and second of all, they do have the license on a worldwide basis.

Phil Fisher:      Okay,   and   would   you  look  to   partner   with   someone
                  internationally, or will you just go about it on your own?

Allen Lipson:     In terms of toys?

Phil Fisher:      Yeah, in terms of...

Allen Lipson:     Well, we would look - when we say  expansion of  international licensing, what we're looking primarily is the, if you want to call it, the normal commercial licenses that we have that we do in the United States and that we've done so well in the United States is what we're looking to expand overseas.

                  The toys are less so - and it's less of an issue with us. Much
                  more   concentration  in  what  we  call  general   commercial
                  licensing that we see as a great potential.

Phil Fisher:      Well, what is general commercial licensing.

Allen Lipson:     It could be everything...


Allen Lipson:     Anything - it could be  everything  from  T-shirts to, I don't know, to pool cues. You name it. It's all these various product licenses that we have in the United States. What we've done over the last couple of years is we've got a couple of a hundred of these licenses, at least.

Phil Fisher:      Okay,  could  we  expect  to  see  you  add  someone  to  your management team to help head up that effort, or will you do it with the existing...

Allen Lipson:     No,  we are  absolutely  looking  for  additional  management, specifically for the international licensing effort.

Phil Fisher:      Okay, and moving on to The Hulk toy business for a second,  is it roughly as the toys are sold at retail that you pull in the revs from that or is there some lead time or lag time?

Ken West:         Our license income is actually recognized at the time that the customer of Toy Biz Worldwide actually takes possession and title, which principally they sell on an FOB Far East basis.

Phil Fisher:      Okay, so is it safe in assuming that, you know,  you've really only begun to scratch the surface with The Hulk toys? I mean that most of the rev is going to come after the movie hits?

Alan Fine:        Yes, I would say that that would be fair to say. That's a fair statement.

Phil Fisher:      And have you  recognized  - I know the  Activision  video game deal was big for you. That was, I guess
                  the X2. What about The Hulk video game deal - have you recognized the revs from that yet or not yet?

Ken West:         Well, principally all of our licenses, our revenue recognition is  consistent  in the sense that we do recognize  the present value of the minimum guaranteed  payments  associated with all
                  license   agreements   irrespective  of  what  merchandise  is
                  associated with that, where there are no deliverables on Marvel's portion, on Marvel's side.

Bill Jemas:       The  only  gloss  I  would  add  to  that  Ken is  that  was a relatively modest minimum guarantee.  We chose Universal games as our partner for the obvious reason,  the synergy with their studio,  and we  think  that  turned  out  to be a good  idea, because  they did a great game,  so that in other deals it may
                  take  a  while  before  the   licensee   recoups  the  minimum
                  guarantee, and this one the guarantee was low, so our expectations for overages are accordingly higher than they would normally be.

Phil Fisher:      And when does that game hit the market?

Bill Jemas:       Day and date, as far as I know.

Phil Fisher:      I'm sorry.  I missed that?

Bill Jemas:       Day and date with the movie.

{Crosstalk}

Bill Jemas:       In conjunction with the movie release.

Phil Fisher:      Okay,  okay.  All right,  that's all the  questions  I've got.
                  Great quarter, guys.

Bill Jemas:       Thank you.

Ken West:         Thank you.

Operator:         That concludes the question and answer session.  I'll now turn it back to you. Please continue with your presentation or any closing remarks.

Allen Lipson:     Again,  I want to thank  everybody  that  participated,  asked questions on this, and we look forward to having this again in three months when we release our second quarter earnings.
                  Thank you very much for participating.

Operator:         Ladies and gentlemen,  that does conclude your conference call
                  for  today.  You  may  all  disconnect,   and  thank  you  for
                  participating.

                                       END